Exhibit 99.1

Q4 Shareholder Letter

Key Financial Measures	Q4 2023	FY 2023
Revenue Q4 revenue of $2.2 billion increased 17% from Q4 2022 driven by continued strength in travel demand as well as a foreign exchange rate ("FX") tailwind.	**$2.2B** 17% Y/Y 14% Y/Y (ex-FX) 100% Y/4Y	**$9.9B** 18% Y/Y 17% Y/Y (ex-FX) 106% Y/4Y
Net Income (Loss) Q4 net loss of $349 million included non-recurring tax withholding expenses and lodging tax reserves of approximately $1 billion. Excluding these and after applying our anticipated long-term tax rate of 21%, Adjusted Net Income was $489 million. Net loss margin was (16)% and Adjusted Net Income Margin was 22%.	**$(349)M** $(316)M (ex-FX) $319M Q4 2022 $(351)M Q4 2019	**$4.8B** $4.8B (ex-FX) $1.9B FY 2022 $(674)M FY 2019
Adjusted EBITDA* Our Q4 Adjusted EBITDA of $738 million represented a 46% increase from Q4 2022, demonstrating the continued strength of the business and discipline in managing our cost structure.	**$738M** $707M (ex-FX) $506M Q4 2022 $(276)M Q4 2019	**$3.7B** $3.6B (ex-FX) $2.9B FY 2022 $(253)M FY 2019
Free Cash Flow ("FCF")* We generated $63 million of net cash provided by operating activities and $46 million of FCF in Q4. FY 2023 FCF was $3.8 billion, representing a 39% FCF Margin.	**$46M** $455M Q4 2022 $(216)M Q4 2019	**$3.8B** $3.4B FY 2022 $108M FY 2019

Key Business Metrics	Q4 2023	FY 2023
Gross Booking Value ("GBV") Strong growth in Nights and Experiences Booked and a modest increase in ADR drove $15.5 billion of GBV in Q4 2023.	**$15.5B** 15% Y/Y 13% Y/Y (ex-FX) 81% Y/4Y	**$73.3B** 16% Y/Y 16% Y/Y (ex-FX) 93% Y/4Y
Nights and Experiences Booked In Q4 2023, Nights and Experiences Booked increased 12% compared to the prior year, driven by growth in all regions.	**98.8M** 12% Y/Y 30% Y/4Y	**448.2M** 14% Y/Y 37% Y/4Y

* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

2

Q4 2023 Shareholder Letter Airbnb ended 2023 with another strong quarter. In Q4, Nights and Experiences Booked totaled 99 million, growing 12% year-over-year, and marking our highest fourth quarter ever. Revenue of $2.2 billion grew 17% year-over-year (14% ex-FX). Q4 net loss was $349 million and excluding non-recurring tax items, Adjusted Net Income was $489 million—our most profitable fourth quarter. Adjusted EBITDA of $738 million represented a 33% Adjusted EBITDA Margin, up 6 percentage points from the year prior. Over the past year, we’ve also made significant progress across our strategic priorities. We’re excited to share our results along with how we’ll continue investing in these areas in 2024: • Making hosting mainstream: We’re focused on making hosting just as popular as traveling on Airbnb, and we believe our approach is working. In Q4, our Host community surpassed 5 million Hosts around the globe. Active listings exceeded 7.7 million by the end of 2023, increasing 18% in Q4 2023 relative to Q4 2022, with sustained double-digit supply growth across all regions. And in 2023 alone, Hosts earned more than $57 billion. In 2024, we’ll continue raising awareness around hosting and improving the overall host experience. • Perfecting the core service: Over the past three years, we’ve launched more than 430 new features and upgrades to our core service. We’ve made significant improvements to make Airbnb a more affordable and reliable option. We’re already seeing a positive impact. For example, host cancellations decreased by 36% in Q4 2023 compared to the same period in 2022. And two-thirds of our Hosts now offer weekly or monthly discounts. We’ll continue responding to feedback from the community, and in 2024, we’ll continue to improve the quality and reliability of stays. • Expanding beyond the core: Airbnb is at an inflection point. We spent the past three years perfecting our core service, and now we’re ready to embark on our next chapter. To unlock more opportunities for growth, we’re investing in under-penetrated international markets, and we’re seeing great results. Following the success we’ve seen in recent quarters in Germany, Brazil and Korea, we’re now expanding our playbook to countries including Switzerland, Belgium and the Netherlands. We also believe that now is the time for us to expand beyond our core business and reinvent Airbnb. While this will be a gradual, multi-year journey, we’re excited to share more about this later in 2024. Q4 and Full-Year 2023 Financial Results Here’s a snapshot of our Q4 and full-year 2023 results: • Q4 revenue was $2.2 billion, up 17% year-over-year. Revenue increased to $2.2 billion in Q4 2023 from $1.9 billion in Q4 2022, driven by solid growth in Nights and Experiences Booked, a modest increase in Average Daily Rate (“ADR”) and an FX tailwind. • Q4 net loss was $349 million, including non-recurring tax items. In Q4 2023, net loss included non-recurring tax withholding expenses and lodging tax reserves of approximately $1 billion. Excluding these expenses and after applying our anticipated long-term effective tax rate of 21%, our Adjusted Net Income was $489 million compared to $319 million of net income in Q4 2022. Our Adjusted Net Income increased primarily due to our revenue growth, expense discipline and 3 interest income. Adjusted Net Income Margin was 22% in Q4 2023, up significantly compared to net income margin of 17% in Q4 2022. • Q4 Adjusted EBITDA was $738 million, up 46% year-over-year. Adjusted EBITDA increased to $738 million in Q4 2023 from $506 million in Q4 2022, which demonstrates the continued strength of our business and discipline in managing our cost structure. Adjusted EBITDA Margin was 33% compared to a Q4 2022 Adjusted EBITDA Margin of 27%.1 • Q4 Free Cash Flow was $46 million, including non-recurring tax items. In Q4 2023, net cash provided by operating activities was $63 million compared to $463 million in Q4 2022. This decrease in year-over-year cash flow was due to non-recurring tax items associated with host withholding and lodging taxes, which more than offset the growth in revenue and bookings. Our full-year FCF was $3.8 billion, including these tax items, representing a FCF Margin of 39%.2 • Q4 share repurchases of $750 million. Our strong cash flow enabled us to repurchase $750 million of our Class A common stock in Q4 2023. Share repurchases during the full year 2023 totaled $2.25 billion, and we reduced our fully diluted share count from 694 million at the end of Q4 2022 to 676 million at the end of Q4 2023. Since we announced our first share repurchase program in 2022, we have repurchased a total of $3.75 billion of Class A common stock. As of December 31, 2023, we had $750 million remaining under our prior program and today, we’re announcing a new share repurchase program with authorization to purchase up to $6 billion of our Class A common stock. Business Highlights Our strong Q4 was driven by a number of positive business highlights: • Guest demand remains strong—especially among first-time bookers. Nights and Experiences Booked grew 12% in Q4 2023 compared to a year ago. Following the volatility that impacted our business in October, we saw an acceleration of nights booked growth throughout the rest of the quarter. We’re also particularly encouraged by the year-over-year growth of first-time bookers during Q4 2023. In fact, we exited 2023 with the highest quarterly growth rate of the year for first time bookers. Lastly, we continued to see momentum in Airbnb app downloads with 55% of our gross nights booked in the Airbnb app during Q4 2023 compared to 50% in Q4 2022. We believe our app provides a more seamless experience for our guests. • Growth is accelerating in under-penetrated markets. As part of our international expansion strategy, we’re investing in brand awareness and consideration in less mature markets. We’re also focusing on localization efforts to fuel growth. As a result, we’re seeing greater momentum for Airbnb across a variety of regions. In Q4 2023, gross nights booked on an origin basis in Brazil nearly doubled compared to the same period in 2019 and we anticipate rolling out our playbook to other Latin America markets. In EMEA, we’ve also begun investing in several mid-size markets, in addition to our continued focus on Germany. 1, 2 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 4

• We’re driving affordability for guests. Throughout 2023, we introduced several features to help provide more affordable options for guests, from new pricing tools for Hosts to increased price transparency for guests. We’re encouraged by the results. Since launching these features, 1.4 million Hosts have used Similar Listings, a feature that lets Hosts compare their listing to others in the area. Additionally, since launching Total Price Display in early 2023, we’ve seen nearly 300,000 listings remove or lower their cleaning fees. By the end of the year, nearly 40% of our active listings charged no cleaning fee at all. Excluding the impact of FX, year-over-year growth in global ADR remained relatively stable the past three quarters, with less than a 1% increase in Q4 2023 compared to Q4 2022. Also, while the average nightly price of a one-bedroom listing on Airbnb in December was $114, down 2% from the prior-year period, hotel prices rose 7% to $149 over the same period.3 • We’ve added nearly 1.2 million active listings over the last year. Airbnb has grown to more than 5 million Hosts with over 7.7 million active listings around the world. In Q4 2023, our active listings grew by 18% compared to Q4 2022. We continued to see double-digit supply growth across all regions, with the highest growth in Asia Pacific and Latin America—the two regions that also had the most year-over-year growth in Nights and Experiences Booked. Consistent with the prior quarter, urban and non-urban supply grew at similar rates year-over-year. We continued to see relatively similar growth among individual and professional Hosts and believe the majority of new listings are exclusive to Airbnb. Results from our 2023 Winter Release As part of our November 2023 Winter Release, we introduced major upgrades to help guests understand exactly what to expect before they book. Here’s an update on a few of them: Guest Favorites Airbnb has more than 7 million homes all over the world. Each home is one-of-a-kind, and this uniqueness is what sets Airbnb apart. But guests have told us that with so much variety, it can be hard to know what they’re going to get. To address their feedback, we introduced Guest Favorites—a collection of the 2 million most-loved homes on Airbnb based on ratings, reviews, and reliability data from over half a billion trips. A mix of factors are considered in determining whether a listing qualifies as a Guest Favorite, including ratings data, feedback left in guest reviews, Host cancellations, and the number of quality-related customer service issues. Since the launch of Guest Favorites, these listings are getting more views and bookings. Hosts of Guest Favorites have said they love the new badge and guests appreciate the ease of finding high-quality listings. The Listings tab Managing a listing is one of the most essential parts of hosting because it’s how guests learn about a home. In fact, we’ve seen that listings with more details can get up to 20% more bookings. But many listings are missing the details guests care about because adding them has been too difficult. That’s why we introduced the Listings tab—a set of new tools to help Hosts manage and showcase 3 Average global price (USD) of a hotel room compared to a stay in a 1-bedroom home on Airbnb. Prices include all fees but exclude taxes. Sources: CoStar, Airbnb 5 their listings. These tools include a redesigned interface making it easy for Hosts to add listing details, an AI-powered photo tour, and smart lock integration, which enables Hosts with listings in the U.S. and Canada to connect compatible smart locks to their Airbnb account and automatically generate a unique code for every reservation. Since introducing the Listings tab, we’ve received positive feedback from our Hosts and have seen the AI photo tour driving user engagement, with photo tour adoption increasing by over 70% compared to pre-launch. 6

A CLOSER LOOK Guest Favorites The best way to find a great home is to find the homes guests love most. As part of the 2023 Winter Release, we introduced Guest Favorites—a collection of the 2 million most loved homes on Airbnb, based on ratings, reviews, and reliability from over half a billion trips. More detailed ratings A new badge All listings feature new breakdowns of their ratings, It’s easy to spot the top and Guest Favorites—rated homes on Airbnb according above 4.9 stars on average—to guests. Just look for the get a special callout. Guest Favorites badge, or use the new search filter. Revamped reviews Reviews now include more relevant details—such as trip type, length of stay, and rating—making it easier for guests to assess each home. 7

The Listings tab Managing a listing is one of the most essential parts of being a Host. With the launch of the redesigned Listings tab, we’ve given Hosts powerful new tools to easily manage their listings and showcase what makes their homes special. AI-powered photo tour All-new listing editor Smart lock integration Now Hosts can instantly organize A redesigned editor streamlines Soon Hosts will be able to their photos by room with the how Hosts add information to their connect their Airbnb accounts help of AI, giving guests a more listings, while providing tips on the with compatible smart locks to complete picture of their space. best ways to display the details. automatically generate unique door codes for every reservation. 8

Q4 and FY 2023 Business and Financial Performance Q4 2023 98.8M $15.5B Nights & Experiences Booked Gross Booking Value 12% Y/Y 15% Y/Y 30% Y/4Y 13% Y/Y (ex-FX) 81% Y/4Y FY 2023 448.2M $73.3B Nights & Experiences Booked Gross Booking Value 14% Y/Y 16% Y/Y 37% Y/4Y 16% Y/Y (ex-FX) 93% Y/4Y During Q4 2023, we had 98.8 million Nights and Experiences Booked—our highest fourth quarter ever. We saw strong growth across all regions compared to Q4 2022, with the strongest growth seen in Asia Pacific and Latin America. The increase in Nights and Experiences Booked combined with a modest increase in ADR drove another quarter of strong GBV growth. In Q4 2023, GBV was $15.5 billion, representing a year-over-year increase of 15% (13% ex-FX). Geographic mix In Q4 2023, we saw continued growth in all regions relative to the same period in 2022. Q4 2023 regional highlights included: • Continued solid growth of Nights and Experiences Booked in North America. ADR in North America was flat in Q4 2023 compared to Q4 2022 and fell 2% for the same period when excluding FX and mix shift. While the majority of travel in North America remains domestic, we saw continued strong year-over-year growth in cross-border nights booked during the quarter. In Q4 2023, gross nights booked to North America by guests outside the region increased nearly 15% compared to Q4 2022. • Stable growth of Nights and Experiences Booked compared to the prior quarter in EMEA. Excluding the impact of FX, our ADR in EMEA increased 6% compared to Q4 2022, consistent with the prior quarter. Relative to earlier in the year, we saw particular strength in domestic travel in EMEA in Q4. 9

• Continued strength of Nights and Experiences Booked in Latin America. In Latin America, Nights and Experiences Booked were 22% higher than Q4 2022, with continued strength in Mexico and Brazil. In addition, we saw gross nights booked on an origin basis in Chile, Ecuador and Peru more than double in Q4 2023 compared to Q4 2019. During each quarter in 2023, we saw the highest level of growth in Nights and Experiences Booked in Latin America, among all of the regions, compared to 2019. • Strong growth of Nights and Experiences Booked in Asia Pacific as cross-border travel continues to recover. In Asia Pacific, Nights and Experiences Booked increased 22% on a year-over-year basis. This region has historically been reliant on cross-border travel and as this corridor continues to recover, we have seen overall cross-border travel to Asia Pacific increase 29% year-over-year. In addition, although the recovery has and continues to be gradual, we are encouraged by the recovery of the outbound China business. In Q4 2023, nights booked in China on an origin basis increased nearly 90% on a year-over-year basis. Airbnb’s International Expansion The overall lodging market is massive, and we’ve only scratched the surface. While we’re in over 220 countries and regions, the levels of penetration across each vary significantly. The majority of these markets are highly under-penetrated and we believe they represent huge growth opportunities. We want our product to be local and relevant in each market. As such, we have implemented a playbook consisting of product market fit, raising awareness and driving traffic in several countries. And we believe our efforts are working. In addition to the sustained growth previously shared in Germany and Korea, gross nights booked on an origin basis in Brazil nearly doubled compared to the same pre-pandemic period in 2019. While our expansion efforts will take time and investment, we will strategically target new markets to capitalize on our current momentum. Travel Corridors In Q4 2023, domestic travel comprised the largest travel corridor in all regions. While domestic travel remains strong, we continue to see cross-border travel increase relative to the peak of the pandemic. In Q4 2023, cross-border nights booked grew by 13% year-over-year and represented 44% of total gross nights booked, consistent with Q4 2022, but still slightly below 47% in Q4 2019. Urban Destinations Consistent with recent quarters, we continue to see strong demand for urban travel, historically one of the strongest areas of our business. In Q4 2023, gross nights booked in high-density urban areas grew by 11% year-over-year and represented 51% of our gross nights booked in Q4 2023, consistent with Q4 2022, but still below 59% in Q4 2019. We’re particularly excited for the upcoming Paris 2024 Olympic Games. To date, we’ve already seen an increase in both supply and demand. Our current backlog of nights in Paris during the summer is more than double a year ago. We believe Airbnb is crucial for accommodating the increased influx of visitors in cities, providing varied and affordable lodging options and supporting the overall economic growth of the city. 10

Trip length During Q4 2023, long-term stays of 28 days accounted for 19% of gross nights booked, up slightly from the 18% level seen in Q3 2023. During our 2023 Summer Release, we announced that we would make a number of improvements to help make monthly stays more affordable. As of Q4 2023, roughly a quarter of our nights booked for long-term stays were for trip durations of three months or longer—with nights booked for trips over three months increasing approximately 20% compared to Q4 2022. Average daily rates ADR was $157 in Q4 2023, representing a 3% increase from Q4 2022. Excluding the impact of FX, ADR in Q4 2023 increased less than 1% from Q4 2022 partially due to mix shift. Excluding the impact of FX, Q4 2023 ADR was flat year-over-year in North America and Latin America, but up in EMEA and Asia Pacific. Supply We ended Q4 2023 with our highest number of active listings yet. Active listings grew 18% in Q4 2023 compared to a year ago. We saw growth in supply across all market types in Q4 2023 compared to a year ago, including both non-urban and urban supply. We also saw a rise in supply across all regions in Q4 2023 compared to Q4 2022, with the greatest growth occurring in those areas where demand had also increased the most—Latin America and Asia Pacific. Airbnb-Friendly Apartments During Q4 2023, we celebrated the one year anniversary since announcing Airbnb-Friendly Apartments (“AFA”), a program that helps long-term renters find apartments that they can host on Airbnb part-time. When we launched AFA, we had approximately 175 buildings on the platform. We now have more than 400 buildings and 125,000 units on the platform across over 40 markets including 127 cities across 17 U.S. states—and these numbers continue to grow. Over the long term, we believe this will help unlock affordability for renters and access supply in the rental market, which in the past has been largely unavailable. Regulation We strive to work with policymakers across the world to help find solutions that address the concerns of each municipality while protecting our Hosts and still allowing our business to grow. That’s why we recently announced the Airbnb Housing Council, which convenes housing experts, elected officials, and academic institutions across the U.S. to help balance the benefits of home sharing with the needs of local communities. The typical Host shares one home on Airbnb, which we believe helps to provide affordable accommodation options for guests, disperse travel to new destinations, and generate billions in economic activity and tax revenue for local communities. As of December 31, 2023, we collected and remitted more than $10 billion in tourism-related taxes to local governments on behalf of our global Host community. Overall, we believe in transparent and equitable regulation and as of December 31, 2023, approximately 80% of our top 200 markets had some form of regulation in place. Separately, in September 2023, Local Law 18 went into effect in New York City, which impacted the ability of many of our Hosts in the region to list their homes for stays of less than 30 days. Since 11 its implementation, we’ve seen some more Hosts offering their homes for stays of 30 days or longer and an acceleration of year-over-year growth in nights booked for long-term stays. We have also seen greater year-over-year nights booked in surrounding areas. Since the law went into effect, New York City has experienced higher hotel prices and a new analysis of publicly available data reveals no discernible improvement in rental prices or housing inventory in the city.4 Prior to September, New York City represented approximately 1% of Airbnb’s global revenue and, currently, no one city accounts for more than 2% of Airbnb’s revenue on a global basis. 4 Refer to the Airbnb Newsroom Post, “Four months later: An update on New York City’s short-term rental rules” on January 18, 2024 for additional details. 12

Q4 2023 $2.2B $(349)M $738M Revenue Net Income (Loss) Adjusted EBITDA 17% Y/Y $489M Adjusted Net Income $707M (ex-FX) 14% Y/Y (ex-FX) $(316)M (ex-FX) $506M Q4 2022 100% Y/4Y $319M Q4 2022 $(276)M Q4 2019 $(351)M Q4 2019 $63M $46M Net Cash Provided by (Used In) Free Cash Flow Operating Activities $455M Q4 2022 $463M Q4 2022 $(216)M Q4 2019 $(190)M Q4 2019 FY 2023 $9.9B $4.8B $3.7B Revenue Net Income (Loss) Adjusted EBITDA 18% Y/Y $2.9B Adjusted Net Income $3.6B (ex-FX) 17% Y/Y (ex-FX) $4.8B (ex-FX) $2.9B FY 2022 106% Y/4Y $1.9B FY 2022 $(253)M FY 2019 $(674)M FY 2019 $3.9B $3.8B Net Cash Provided by Free Cash Flow Operating Activities $3.4B FY 2022 $3.4B FY 2022 $108M FY 2019 $233M FY 2019 In Q4 2023, revenue was $2.2 billion, representing a year-over-year increase of 17% (14% ex-FX). The increase in revenue was driven by the strong growth in Nights and Experiences Booked and a modest increase in ADR. In Q4 2023, approximately 50% of our GAAP revenue was denominated in non-USD currencies, while a minority of our recurring operating expenses were denominated in non-USD currencies. 13

Operating expenses in Q4 2023 included the impact of $290 million of stock-based compensation expense, which is excluded from Adjusted EBITDA. All operating expense line-items (excluding the impact of stock-based compensation expense), with the exception of general and administrative, increased more slowly year-over-year than revenue, allowing for considerable margin expansion. General and administrative expense included approximately $935 million of non-recurring tax withholding expenses and lodging tax reserves. In Q4, GAAP net loss included non-recurring tax withholding expenses and lodging tax reserves of approximately $1 billion. Excluding these expenses and after applying our anticipated long-term effective tax rate of 21%, Adjusted Net Income was $489 million, significantly higher than net income of $319 million in Q4 2022. Adjusted Net Income increased primarily due to higher revenue, expense discipline and interest income. Adjusted Net Income Margin increased 5 percentage points to 22% in Q4 2023 compared to net income margin of 17% in Q4 2022. Adjusted EBITDA in Q4 2023 was a record $738 million, an improvement compared to Adjusted EBITDA of $506 million in Q4 2022.5 The growth in our Q4 2023 Adjusted EBITDA reflects the continued strength of our business, stable ADR, and cost discipline. Adjusted EBITDA Margin increased 6 percentage points from 27% in Q4 2022 to 33% in Q4 2023, consistent with our expectations for Q4 2023 Adjusted EBITDA Margin to exceed the prior year. In 2023, we pulled forward the timing of marketing spend to be more heavily weighted in the first half of the year as compared to 2022. We continue to see great results from our brand marketing across all key markets as we optimize the channel and audience mix, including in those areas where we are less penetrated. For instance, we saw faster growth in bookings on an origin basis in low penetration states in middle-America through our marketing efforts. We are also making continuous improvements in performance marketing that are resulting in high return on investments. In 2024, marketing spend will continue to be weighted more towards the first half of the year than the second half of the year. Take Rate During Q4 2023, the implied take rate (defined as revenue divided by GBV) was 14.3%, which was relatively stable with Q4 2022. We update our Terms of Service annually. Sometimes we make changes to give us flexibility to offer and evaluate new products, features and policies, including fees. Last month, we updated our guest service fee to give us the ability to charge an additional amount for cross-currency bookings. It is common for platforms and other companies to charge an additional amount when they operate across different currencies. This amount would apply when the currency the guest uses to pay differs from the currency that the Host sets for their listing. We do not anticipate this change to affect the majority of our guests as cross-currency transactions only make up a portion of cross border bookings. We intend to test and evaluate the application of this increase in guest service fee when it is enabled on April 1, 2024. Stock-Based Compensation As anticipated, full-year 2023 stock-based compensation (“SBC”) expense was 20% higher than in full-year 2022. The increase in SBC expense exceeded the headcount growth over the same time period 5 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 14 due to the accounting for our restricted stock unit (“RSU”) awards, which has changed over time. We anticipate a similar year-over-year growth rate for SBC expense in 2024. Beyond 2024, after the last of the double-trigger RSUs (which we stopped issuing after our IPO in December 2020) have vested or expired, we anticipate that SBC expense will grow largely in-line with headcount growth. Taxes As of December 31, 2023, we had net operating loss (“NOLs”) carryforwards for federal and state income tax purposes aggregating to over $9 billion as well as other tax credits. We anticipate utilizing most or all of our NOLs within the next few years, subject to change based on tax laws, stock price and profitability, among other factors. With the release of our valuation allowance in 2023, we expect our effective tax rate to approximate the mid-to-high teens in the near-term and approximate the low 20% range in the long term. 15

Quarterly Revenue ($M)

Revenue increased 17% from Q4 2022 to $2.2 billion, driven by continued strength in demand and an FX tailwind.


$3,000M
$2,250M
$1,500M
$750M
$0M
Y/Y Change
32%
$1,107
24%
$1,902
17%
$2,218
Q4 2019
Q4 2022
Q4 2023

Quarterly Net Income (Loss) ($M)

Q4 net loss was $349 million, which included approximately $1 billion of non-recurring tax items.


$600M
$300M
$0M
$(300)M
$(600)M
Net income (loss) % of revenue
Adjusted net income (loss) % of revenue
* Excludes approximately $1 billion of non-recurring tax items
$(351)
(32)%
17%
$319
22%
$489*
$(349)
(16)%
Q4 2019
Q4 2022
Q4 2023

Quarterly Adjusted EBITDA ($M)

Q4 Adjusted EBITDA was our highest fourth quarter ever, representing a 46% increase from Q4 2022.


$1,200M
$800M
$400M
$0M
$(400)M
Adjusted EBITDA % of revenue
$(276)
(25)%
27%
$506
33%
$738
Q4 2019
Q4 2022
Q4 2023

16

Quarterly Net Cash Provided by (Used in) Operating Activities ($M) Q4 2023 net cash provided by operating activities was $63 million, primarily lower year-over-year due to non-recurring tax items. $600M Net cash provided by 24% (used in) operating $600M activities % of revenue 40 24% Net cash provided by $463 (used in) operating 3% activities % of revenue $200M 400M * Includes non-recurring tax $463 $63* withholding expenses and 3% lodging tax reserves $200M * Includes non-recurring tax 0 $63* withholding expenses and $(190) lodging tax reserves $0M (200M) (17)% $(190) Q4 2019 Q4 2022 Q4 2023 $(200M) (17)% Q4 2019 Q4 2022 Q4 2023 Quarterly Free Cash Flow ($M) We generated $46 million of Free Cash Flow in Q4 2023, primarily lower year-over-year due to non-recurring tax items. 24% Free Cash Flow $500M % of revenue $ 24% 455 2% Free Cash Flow $25 500M % of revenue $46* * Includes non-recurring tax $455 2% withholding expenses and lodging tax reserves $250M 0M * Includes non-recurring tax $(216) $46* withholding expenses and $0M lodging tax reserves (250)M $ (20)% (216) $(250) 500)M (20)% Q4 2019 Q4 2022 Q4 2023 $(500)M Q4 2019 Q4 2022 Q4 2023 TTM Free Cash Flow ($M) We generated $3.8 billion of TTM FCF in 2023, enabling us to repurchase $2.25 billion of our common stock in 2023. 39% TTM Free Cash Flow $4,000M 41% % of TTM revenue $3,837* 39% TTM Free Cash Flow $4 3,000M $3,405 41% % of TTM revenue * Includes non-recurring tax $3,837* withholding expenses and lodging tax reserves $2 3,000M $3,405 Includes non-recurring tax * withholding expenses and $2,000M 2% lodging tax reserves 1, $2% 108 $1, 0000M $108 $0M Q4 2019 Q4 2022 Q4 2023 Q4 2019 Q4 2022 Q4 2023 17

Shares (M) We repurchased $2.25 billion of our shares during 2023, reducing our fully diluted share count to 676 million as of year-end. 800M 702 Stock Based Awards & 694 676 Warrants Outstanding 68 63 38 Common Shares 600M Outstanding 634 631 638 400M 200M 0M Dec 2021 Dec 2022 Dec 2023 18

Balance Sheet and Cash Flows For the three months ended December 31, 2023, we reported $63 million of net cash provided by operating activities and $46 million of FCF, compared to $463 million and $455 million, respectively, for the three months ended December 31, 2022.6 The year-over-year decrease in net cash provided by operating activities and FCF was primarily driven by tax withholding expenses and lodging tax reserves, which more than offset growth in revenue and bookings. As of December 31, 2023, we had $10.1 billion of cash and cash equivalents, short-term investments, and restricted cash. We also had $5.9 billion of funds held on behalf of guests as of December 31, 2023. Capital Allocation We’re announcing today that our Board of Directors has approved a share repurchase program with authorization to purchase up to $6 billion of our Class A common stock at management’s discretion. The repurchase program continues to be executed as part of our broader capital allocation strategy which prioritizes investments in organic growth, strategic acquisitions where relevant, and return of capital to shareholders, in that order. Our strong balance sheet and meaningful cash flow generation provides us the capital to do all three. In November 2023, we announced the acquisition of GamePlanner.AI, a stealth AI company. While we are already using AI across our service, including large language models, computer vision models and machine learning, the GamePlanner.AI team will focus on accelerating select AI projects and integrating their tools into Airbnb’s platform. During Q4 2023, we repurchased $750 million of Class A common stock under our $2.5 billion authorization and have now repurchased a total of $1.75 billion under this authorization. In addition, we use corporate cash to make required tax payments associated with the vesting of employee RSUs and withhold a corresponding number of shares from employees, rather than sell employee shares on their behalf to cover related taxes. The combination of these two actions has enabled us to offset dilution from our employee stock programs. In 2023, cash used for share repurchases and employee tax obligations totaled $3.5 billion with an average share price of $121, ultimately reducing approximately 4.5% of our year-end 2023 outstanding shares of common stock. Outlook 2024 started strong, with more than six million guests welcoming the New Year in an Airbnb. For Q1 2024, we expect to deliver revenue of $2.03 billion to $2.07 billion, which represents year-over-year growth of between 12% and 14%. We anticipate that our implied take rate (defined as revenue divided by GBV) in Q1 2024 will be notably higher than Q1 2023, largely due to the timing of the Easter holiday. Year-over-year revenue growth in Q1 2024 will benefit due to the timing of Easter (between 1 and 2 percentage points), at the expense of year-over-year growth in Q2 2024. 6 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 19

Due to particularly strong growth in Q1 2023 (19%), impacting year-over-year comparisons, we expect the growth rate of nights booked in Q1 2024 to moderate relative to Q4 2023. We expect ADR for the quarter to be flat to slightly up compared to Q1 2023. Since our IPO in 2020, we have generated over $9 billion of Free Cash Flow and dramatically improved our profitability. Specifically, we have delivered over 4,000 basis points of margin expansion over the last four years to deliver a full-year Adjusted EBITDA Margin of 37% in 2023, up from negative 5% in 2019. In 2024, we expect to continue to deliver Adjusted EBITDA growth on a nominal basis, for both Q1 and the full-year. We expect Adjusted EBITDA Margin in Q1 2024 to expand relative to Q1 2023, primarily due to the timing of expenses. We remain committed to maintaining financial discipline and delivering strong profitability. We also believe we have meaningful growth opportunities ahead. For the full-year 2024, we expect to maintain an Adjusted EBITDA Margin of at least 35%, providing us flexibility to invest in incremental growth opportunities over the course of the year. Earnings Webcast Airbnb will host an audio webcast to discuss its fourth quarter results at 1:30 p.m. PT / 4:30 p.m. ET on February, 13, 2024. The link to the webcast will be made available on the Investor Relations website at https://investors.airbnb.com. Interested parties can register for the call in advance by visiting https://conferencingportals.com/event/ lEAWnjeF. After registering, instructions will be shared on how to join the call. Investor Relations Contact: ir@airbnb.com Press Contact: contact.press@airbnb.com About Airbnb Airbnb was born in 2007 when two Hosts welcomed three guests to their San Francisco home, and has since grown to over 5 million Hosts who have welcomed over 1.5 billion guest arrivals in almost every country across the globe. Every day, Hosts offer unique stays and experiences that make it possible for guests to connect with communities in a more authentic way. Forward-Looking Statements This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the first quarter of 2024 and the fiscal year 2024; the other expectations described under “Outlook” above; the Company’s 20 expectations regarding travel trends and the travel industry generally; the Company’s strategic priorities and investments, including marketing spend; the Company’s expectations with respect to the use of AI; the Company’s expectations with respect to the demand for bookings, and expectations with respect to increases in active listings; the Company’s expectations regarding cross-border travel; the Company’s expectation of attracting and retaining more Hosts; the growth of active listings; the Company’s expectations regarding international expansion; the Company’s expectations regarding long-term stays through its platform; the Company’s plans regarding guest service fees and cross-currency bookings; the Company’s expectations regarding its financial performance, including its revenue, implied take rate, Adjusted EBITDA, and Adjusted EBITDA Margin; the Company’s expectations regarding future operating performance, including Nights and Experiences Booked and GBV; the Company’s expectations regarding ADR; the Company’s expectations with respect to stock-based compensation expense; the Company’s share repurchase program; expectations for product and services growth and enhancements, including the ongoing impact and results from the Company’s 2023 Summer and Winter Releases; the impact on the Company’s financial statements of the reduction of its tax valuation allowance, including the expected effective tax rate, and recognition of its net operating loss carry forwards and research and development credits as tax assets on the Company’s balance sheet; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing Hosts and guests and add new Hosts and guests; any decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s Hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company, including short-term rental laws in New York City, for example; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives; the Company’s operations in international markets; the Company’s level of indebtedness; the Company’s final closing procedures, final adjustments, and other developments that may arise in the course of audit and review procedures; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. 21

The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter. Non-GAAP Financial Measures In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures include Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, trailing twelve months (“TTM”) Free Cash Flow, TTM Free Cash Flow Margin, revenue change excluding the effect of changes in foreign exchange rates (“ex-FX”), net income ex-FX, and Adjusted EBITDA ex-FX. Adjusted Net Income is defined as net income adjusted for non-recurring tax withholding expenses and lodging tax reserves. Adjusted Net Income Margin is defined as Adjusted Net Income divided by revenue. Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) other income (expense), net, interest expense, and interest income; (iii) depreciation and amortization; (iv) stock-based compensation expense; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes, and the applicability of withholding taxes on payments made to such Hosts; and (vii) restructuring charges. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA Margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make 22 operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following: • Adjusted EBITDA does not reflect interest income (expense) and other income (expense), net, which include unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments; • Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements; • Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; • Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price; • Adjusted EBITDA does not reflect net changes to reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes and reserves, and the applicability of withholding taxes on payments made to such Hosts; and • Adjusted EBITDA does not reflect restructuring charges, which include impairment of operating lease right-of-use assets and leasehold improvements. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our Hosts and guests and amounts payable to our Hosts and guests do not impact Free Cash Flow, except interest earned on these funds. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at 23 the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. TTM Free Cash Flow Margin is defined as TTM Free Cash Flow divided by TTM revenue. In addition to the actual amount or percentage change, we disclose the amount or percentage change in our current period results for revenue, GBV, net income (loss), Adjusted EBITDA, and ADR from the corresponding prior period results by comparing results using constant currencies. We present constant currency amounts and change rate information to provide a framework for assessing how our revenue, GBV, net income (loss), Adjusted EBITDA, and ADR performed excluding the effect of changes in foreign exchange rates. We use the amounts and percentage change in constant currency revenues, GBV, net income (loss), Adjusted EBITDA, and ADR for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe the presentation of results on a constant currency basis in addition to the U.S. GAAP presentation helps improve the ability to understand our performance because it excludes the effects of foreign currency volatility that are not indicative of our core operating results. We calculate the percentage change in constant currency by determining the change in the current period over the prior comparable period where current period foreign currency amounts are translated using the exchange rates of the comparative period. Share Repurchases Share repurchases under our share repurchase programs may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions, or by any combination of such methods. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. Our share repurchase programs do not obligate us to repurchase any specific number of shares and may be modified, suspended, or terminated at any time at our discretion. 24

Quarterly Summary

				2019				2022				2023
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Nights and Experiences Booked	81.3M	83.9M	85.9M	75.8M	102.1M	103.7M	99.7M	88.2M	121.1M	115.1M	113.2M	98.8M
Y/Y					59%	25%	25%	20%	19%	11%	14%	12%
Y/2019					26%	24%	16%	16%	49%	37%	32%	30%
Gross Booking Value	$9.9B	$9.9B	$9.6B	$8.6B	$17.2B	$16.9B	$15.6B	$13.5B	$20.4B	$19.1B	$18.3B	$15.5B
Y/Y					67%	27%	31%	20%	19%	13%	17%	15%
Y/2019					73%	73%	62%	58%	105%	94%	89%	81%
Gross Booking Value per Night and Experience Booked (or ADR)	$122.36	$117.14	$112.39	$112.63	$168.07	$163.74	$156.44	$152.81	$168.43	$166.01	$161.38	$156.73
Y/Y					5%	1%	5%	(1)%	—%	1%	3%	3%
Y/2019					37%	40%	39%	36%	38%	42%	44%	39%

				2019				2022				2023
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Revenue	$839M	$1,214M	$1,645M	$1,107M	$1,509M	$2,104M	$2,884M	$1,902M	$1,818M	$2,484M	$3,397M	$2,218M
Y/Y	31%	34%	30%	32%	70%	58%	29%	24%	20%	18%	18%	17%
FX Neutral Y/Y					74%	64%	36%	31%	24%	19%	14%	14%
Y/2019					80%	73%	75%	72%	117%	105 %	107 %	100 %
Net income (loss)	$(292)M	$(297)M	$266M	$(351)M	$(19)M	$379M	$1,214M	$319M	$117M	$650M	$4,374M	$(349)M
Adjusted EBITDA	$(248)M	$(42)M	$313M	$(276)M	$229M	$711M	$1,457M	$506M	$262M	$819M	$1,834M	$738M
Net cash provided by (used in) operating activities	$314M	$152M	$(43)M	$(190)M	$1,202M	$801M	$964M	$463M	$1,587M	$909M	$1,325M	$63M
Free Cash Flow	$277M	$122M	$(75)M	$(216)M	$1,196M	$796M	$958M	$455M	$1,581M	$900M	$1,310M	$46M
TTM Net cash provided by operating activities	$591M	$461M	$321M	$233M	$2,909M	$2,920M	$3,349M	$3,430M	$3,815M	$3,923M	$4,284M	$3,884M
TTM Free Cash Flow	$495M	$349M	$198M	$108M	$2,886M	$2,899M	$3,328M	$3,405M	$3,790M	$3,894M	$4,246M	$3,837M

				2019				2022				2023
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31
Cash and other liquid assets (1)	$3,480M	$3,407M	$3,350M	$3,084M	$9,337M	$9,910M	$9,629M	$9,639M	$10,624M	$10,369M	$10,986M	$10,095M
Funds receivable and amounts held on behalf of customers	$3,800M	$4,432M	$2,919M	$3,145M	$6,105M	$7,466M	$4,805M	$4,783M	$7,760M	$9,144M	$5,986M	$5,869M
Unearned fees	$966M	$1,050M	$665M	$675M	$1,748M	$1,981M	$1,220M	$1,182M	$2,172M	$2,347M	$1,467M	$1,427M

[1] Includes cash and cash equivalents, restricted cash, and short-term investments.

25

Condensed Consolidated Statements of Operations Unaudited (in millions, except per share amounts) Three Months Ended Year Ended December 31 December 31 2022 2023 2022 2023 Revenue $1,902 $2,218 $8,399 $9,917 Costs and expenses: Cost of revenue 345 384 1,499 1,703 Operations and support (1) 260 271 1,041 1,186 Product development (1) 398 432 1,502 1,722 Sales and marketing (1) 408 424 1,516 1,763 General and administrative (1) 256 1,203 950 2,025 Restructuring charges — — 89 —Total costs and expenses 1,667 2,714 6,597 8,399 Income (loss) from operations 235 (496) 1,802 1,518 Interest income 102 192 186 721 Interest expense (5) (71) (24) (83) Other income (expense), net 12 (8) 25 (54) Income (loss) before income taxes 344 (383) 1,989 2,102 Provision for (benefit from) income taxes 25 (34) 96 (2,690) Net income (loss) $319 $(349) $1,893 $4,792 Net income (loss) per share attributable to Class A and Class B common stockholders: Basic $0.50 $(0.55) $2.97 $7.52 Diluted $0.48 $(0.55) $2.79 $7.24 Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders: Basic 634 640 637 637 Diluted 672 640 680 662 (1) Includes stock-based compensation expense as follows (in millions): Three Months Ended Year Ended December 31 December 31 2022 2023 2022 2023 Operations and support $16 $17 $63 $68 Product development 150 179 548 694 Sales and marketing 36 33 114 130 General and administrative 52 61 205 228 Stock-based compensation expense $254 $290 $930 $1,120 26

Condensed Consolidated Balance Sheets Unaudited (in millions) December 31 2022 2023 Assets Current assets: Cash and cash equivalents $7,378 $6,874 Short-term investments 2,244 3,197 Funds receivable and amounts held on behalf of customers 4,783 5,869 Prepaids and other current assets 456 569 Total current assets 14,861 16,509 Deferred tax assets 16 2,881 Goodwill and intangible assets, net 684 792 Other assets, noncurrent 477 463 Total assets $16,038 $20,645 Liabilities and Stockholders’ Equity Current liabilities: Accrued expenses, accounts payables, and other current liabilities $2,013 $2,654 Funds payable and amounts payable to customers 4,783 5,869 Unearned fees 1,182 1,427 Total current liabilities 7,978 9,950 Long-term debt 1,987 1,991 Operating lease liabilities, noncurrent 295 252 Other liabilities, noncurrent 218 287 Total liabilities 10,478 12,480 Stockholders’ equity: Common stock — —Additional paid-in capital 11,557 11,639 Accumulated other comprehensive loss (32) (49) Accumulated deficit (5,965) (3,425) Total stockholders’ equity 5,560 8,165 Total liabilities and stockholders’ equity $16,038 $20,645 27

Condensed Consolidated Statements of Cash Flows Unaudited (in millions) Year Ended December 31 2022 2023 Cash flows from operating activities: Net income $1,893 $4,792 Adjustments to reconcile net income to cash provided by operating activities: Depreciation and amortization 81 44 Stock-based compensation expense 930 1,120 Deferred income taxes (1) (2,875) Impairment of long-lived assets 91 -Other, net 117 83 Changes in operating assets and liabilities, net of acquisitions: Prepaids and other assets (185) (102) Accrued expenses and other liabilities 224 580 Unearned fees 280 242 Net cash provided by operating activities 3,430 3,884 Cash flows from investing activities: Purchases of short-term investments (4,072) (3,308) Sales and maturities of short-term investments 4,071 2,380 Other investing activities, net (27) (114) Net cash used in investing activities (28) (1,042) Cash flows from financing activities: Taxes paid related to net share settlement of equity awards (607) (1,224) Proceeds from exercise of equity awards and employee stock 88 110 purchase plan Repurchase of common stock (1,500) (2,252) Change in funds payable and amounts payable to customers 1,330 936 Net cash used in financing activities (689) (2,430) Effect of exchange rate changes on cash, cash equivalents, (337) 152 and restricted cash Net increase in cash, cash equivalents, and restricted cash 2,376 564 Cash, cash equivalents, and restricted cash, beginning of year 9,727 12,103 Cash, cash equivalents, and restricted cash, end of year $12,103 $12,667 28

Key Business Metrics Three Months Ended Year Ended December 31 December 31 2022 2023 2022 2023 Nights and Experiences Booked 88.2M 98.8M 393.7M 448.2M Gross Booking Value $13.5B $15.5B $63.2B $73.3B We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Experiences Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way. 29

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss).

Adjusted EBITDA Reconciliation

(in millions, except percentages)

	Three Months Ended											
	Mar 31 2019	Jun 30 2019	Sept 30 2019	Dec 31 2019	Mar 31 2022	Jun 30 2022	Sept 30 2022	Dec 31 2022	Mar 31 2023	Jun 30 2023	Sept 30 2023	Dec 31 2023
Revenue	$839	$1,214	$1,645	$1,107	$1,509	$2,104	$2,884	$1,902	$1,818	$2,484	$3,397	$2,218
Net income (loss)	$(292)	$(297)	$266	$(351)	$(19)	$379	$1,214	$319	$117	$650	$4,374	$(349)
Adjusted to exclude the following:												
Provision for (benefit from) income taxes	13	226	14	10	11	4	56	25	13	26	(2,695)	(34)
Other (income) expense, net	(7)	(6)	(29)	28	2	(2)	(13)	(12)	7	36	3	8
Interest expense	2	2	3	3	6	8	5	5	4	2	6	71
Interest income	(22)	(25)	(22)	(18)	(5)	(20)	(59)	(102)	(146)	(191)	(192)	(192)
Depreciation and amortization	21	24	31	38	29	26	13	13	11	9	8	16
Stock-based compensation expense	14	18	40	26	195	247	234	254	240	304	286	290
Acquisition-related impacts	—	—	—	—	11	(22)	1	(2)	12	(15)	3	(3)
Lodging tax reserves and reserves for Host withholding taxes	23	16	10	(12)	(1)	2	6	6	4	(2)	41	931
Restructuring charges	—	—	—	—	—	89	—	—	—	—	—	—
Adjusted EBITDA	$(248)	$(42)	$313	$(276)	$229	$711	$1,457	$506	$262	$819	$1,834	$738
Net income (loss) margin	(35)%	(24)%	16%	(32)%	(1)%	18%	42%	17%	6%	26%	129%	(16)%
Adjusted EBITDA Margin	(30)%	(3)%	19%	(25)%	15%	34%	51%	27%	14%	33%	54%	33%

30

The following is a reconciliation of Free Cash Flow to the most comparable GAAP measure, net cash provided by (used in) operating activities.

Free Cash Flow Reconciliation

(in millions, except percentages)

												Three Months Ended
	Mar 31 2019	Jun 30 2019	Sept 30 2019	Dec 31 2019	Mar 31 2022	Jun 30 2022	Sept 30 2022	Dec 31 2022	Mar 31 2023	Jun 30 2023	Sept 30 2023	Dec 31 2023
Revenue	$839	$1,214	$1,645	$1,107	$1,509	$2,104	$2,884	$1,902	$1,818	$2,484	$3,397	$2,218
TTM Revenue	$3,848	$4,159	$4,539	$4,805	$6,614	$7,383	$8,029	$8,399	$8,708	$9,088	$9,601	$9,917
Net cash provided by (used in) operating activities	$314	$152	$(43)	$(190)	$1,202	$801	$964	$463	$1,587	$909	$1,325	$63
Purchases of property and equipment	(37)	(30)	(32)	(26)	(6)	(5)	(6)	(8)	(6)	(9)	(15)	(17)
Free Cash Flow	$277	$122	$(75)	$(216)	$1,196	$796	$958	$455	$1,581	$900	$1,310	$46
Net cash provided by (used in) operating activities margin	37%	13%	(3)%	(17)%	80%	38%	33%	24%	87%	37%	39%	3%
Free Cash Flow Margin	33%	10%	(5)%	(20)%	79%	38%	33%	24%	87%	36%	39%	2%
TTM Net cash provided by operating activities	$591	$461	$321	$233	$2,909	$2,920	$3,349	$3,430	$3,815	$3,923	$4,284	$3,884
TTM Free Cash Flow	$495	$349	$198	$108	$2,886	$2,899	$3,328	$3,405	$3,790	$3,894	$4,246	$3,837
TTM Net cash provided by operating activities margin	15%	11%	7%	5%	44%	40%	42%	41%	44%	43%	45%	39%
TTM Free Cash Flow Margin	13%	8%	4%	2%	44%	39%	41%	41%	44%	43%	44%	39%
Other cash flow components:												
Net cash provided by (used in) investing activities	$42	$(110)	$18	$(297)	$(197)	$368	$(56)	$(143)	$(183)	$(20)	$(364)	$(475)
Net cash provided by (used in) financing activities	$1,480	$625	$(1,425)	$165	$2,204	$1,445	$(3,574)	$(764)	$2,286	$167	$(3,712)	$(1,171)

31

The following is a reconciliation of operating expense line items less stock-based compensation and acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. Reconciliation of Non-GAAP Operating Expenses (in millions) Three Months Ended Year Ended December 31 December 31 2022 2023 2022 2023 Operations and support $260 $271 $1,041 $1,186 Less: Stock-based compensation (16) (17) (63) (68) Operations and support excluding $244 $254 $978 $1,118 stock-based compensation Product development $398 $432 $1,502 $1,722 Less: Stock-based compensation (150) (179) (548) (694) Product development excluding $248 $253 $954 $1,028 stock-based compensation Sales and marketing $408 $424 $1,516 $1,763 Less: Stock-based compensation (36) (33) (114) (130) Less: Acquisition-related impacts 2 3 12 3 Sales and marketing excluding stock-based $374 $394 $1,414 $1,636 compensation and acquisition-related impacts General and administrative $256 $1,203 $950 $2,025 Less: Stock-based compensation (52) (61) (205) (228) General and administrative excluding $204 $1,142 $745 $1,797 stock-based compensation 32

Tiny details. Big difference. A list of rooms and spaces could have easily been… a list. But to us, it was an opportunity— to illustrate that whether it’s in your home or in our app, when you care about every part of the experience, it shows. Here’s to big (and small) things in 2024.